Exhibit 99.1

New Jersey Mining to Expand Golden Chest Open Pit by More than Tenfold

COEUR D'ALENE, Idaho, June 8, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that efforts to widen the open pit at its Golden Chest Mine project have resulted in a significant expansion, including a 14-fold increase in tonnage and a 12-fold increase in mineable ounces of gold.

As detailed in NJMC’s press release dated April 13, 2017, the Company used blast hole assays, and geologic modeling to test the viability of expanding its open pit mine. Approximately 450 blasthole assays from the current mining operation were used to supplement previous core drilling data to update the block model. The study used current operating costs, metallurgical recoveries achieved at its New Jersey Mill, current concentrate contract terms, and a gold price of $1,200 per ounce.

The study concluded that the pit can be widened further to the west and deepened, with the expanded pit design containing 180,000 tonnes of ore at a gold grade of 4.26 grams per tonne (gpt), totaling 24,600 ounces of gold, with an overall stripping ratio of 5.1 to 1.

An environmental permit for the pit expansion was submitted to the Idaho Department of Lands (IDL) and the Company anticipates approval within the next 30 to 60 days.

The pit expansion study also showed the potential for an additional “starter pit” near the surface expression of the Klondike-Katie Dora area, about 370 meters north of the current operations. This area has not seen significant drill testing as previous campaigns targeted the Idaho Vein within the more southerly ore shoots and/or at depth. This underexplored area, just north of the starter pit target, was the site of a recent trenching program to assess its potential at-surface.

NJMC President John Swallow stated, “We have clearly moved beyond our initial business plan, which was confined to the limits of existing data and ore already blocked out by prior operators. The over 10-fold increase in the size of our open pit provides a great start to our mine-life expansion efforts and our objective to perpetually have 3 to 5 years of production ahead of us. Early this year, we refocused our on-site manpower (and capital) towards supporting surface operations while taking a more measured approach to restarting production from the underground mine.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Mr. Swallow continued, “We continue to gain knowledge of the Golden Chest vein systems and are in the early stages of scaling-up our resource base, extending the overall mine-life and adding greater predictability to cash flows. We are evaluating the potential for additional open pits on ore shoots to the north, as many of these ore shoots have not been tested at depth, and further test our vertical continuity hypothesis as we begin mining underground, which is now expected to ramp-up in July.”

Modern exploration, including nearly 30,000 meters of drilling, reveals seven northwest-trending ore shoots at Golden Chest that demonstrate strong periodicity, consistent width and spacing, along the Idaho Fault. The current open pit is located at the surface expression of the Golden Chest Shoot, just northeast of the Skookum Shoot, the location of the underground mine. The Company began ore shipments to its New Jersey Mill in late-2016.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

•

NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume this year.

•

NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

•

NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that the Company is successful in expanding the open pit area or acquiring the necessary permits for the expansion, gold recovery percentages are lower than expected the risk that the Company is unable to, the risk that different portions of the mineral deposit respond differently to processing, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814